Exhibit 99.1
Press Release
IR Contact:
John B. Pelling, III
Vice President – Investor Relations
(708) 498-2013
IR@midwestbank.com
J.J. Fritz Appointed Senior Executive Vice President of
Midwest Banc Holdings, Inc.
MELROSE PARK, III.—(BUSINESS WIRE)—Midwest Banc Holdings, Inc. (NASDAQ: MBHI) announced on May 6, 2009, that Jay Fritz, the former president and chief executive officer of the Company and the Bank, became senior executive vice president of the Company on May 15, 2009. Mr. Fritz also resigned as a director of the Company and Midwest Bank and Trust Company effective as of May 15, 2009.
“I will resume my previous roles, assist our new CEO, Roberto Herencia, with the transition and continue to actively serve existing relationships while being attentive to new opportunities,” stated Jay Fritz. “The decision to step aside is primarily a lifestyle choice. I would like to slow down my career in the next few years, but want to continue to serve Midwest, just not in the additional demanding position of director. Roberto has an outstanding reputation in our industry and brings a wealth of community banking and capital markets experience. I am confident that he will lead our Company in the right direction.”
On May 15, 2009, as previously announced, Roberto Herencia assumed the role as president and CEO of Midwest Banc Holdings, Inc. and of Midwest Bank and Trust Company. On May 15, 2009, in accordance with Mr. Herencia’s previously disclosed employment agreement, the Company made a restricted stock award grant to Mr. Herencia. Pursuant to the employment agreement, Mr. Herencia was to receive an award with a value of $250,000 as of May 15, 2009. Based upon the price of the Company’s common stock on May 15, 2009, Mr. Herencia received a restricted stock award of 150,000 shares under the Company’s Stock and Incentive Plan and an employment inducement award of 48,412 shares of restricted stock. These restricted stock awards will vest on December 31, 2009 or such later date as may be required in order to comply with the compensation limitations contained in the Emergency Economic Stabilization Act as amended by the American Recovery and Reinvestment Act of 2009. This award may vest earlier upon a change in control (as defined in the stock and incentive plan) if such early vesting is permitted by such legislation.
About Midwest
Midwest Banc Holdings, Inc., with $3.7 billion in assets, has provided a range of retail and commercial financial services for more than 50 years, through its two principal operating subsidiaries: Midwest Bank and Trust Company and Midwest Financial and Investment Services, Inc.
Midwest Bank operates 28 full-service community banking centers throughout the greater Chicagoland area meeting the diverse needs of businesses and consumers through commercial banking, wealth management, corporate trust and retail banking areas. Midwest Financial Services provides securities and insurance brokerage services. Information on Midwest products, services and locations is available at: www.midwestbanc.com.

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